Exhibit 10.2

Execution Version

December 29, 2025

Legal Department and Ailing Lv Trina Solar Co. Ltd. No.2 Tianhe Road, Trina PV Industrial Park, Xinbei District, Changzhou, Jiangsu, China

RE:	Notice of Intended IP Assignment

Dear all:

This letter agreement (the “Letter Agreement”) is made by and between T1 Energy Inc. (“T1”) and Trina Solar Co. Ltd. (“Trina”, and together with T1 the “Parties” and each individually, a “Party”) as of the date first written above (the “Letter Agreement Effective Date”). Reference is made to (i) the IP License Agreement, dated December 23, 2024, by and between T1 and Trina (the “IP License Agreement”) and (ii) the Intellectual Property License Agreement, dated July 16, 2024, by and between T1 G1 Dallas Solar Module (Trina) LLC (f/k/a Trina Solar US Manufacturing Module 1, LLC) (“G1”) and Trina, as amended on December 23, 2024 (the “G1 IP License Agreement”, and together with the IP License Agreement, the “Existing IP License Agreements”). Unless otherwise indicated herein, capitalized terms referred to herein shall have the meanings set forth in the IP License Agreement.

Trina hereby acknowledges and agrees that, pursuant to a written, binding agreement with Evervolt Green Energy Holding Pte Ltd. (“Buyer”), on or around the date hereof, Trina is obligated to, and to cause its Affiliates to, sell, convey, assign and otherwise transfer to Buyer or its Affiliates its and their entire right, title and interest in, to and under all Licensed IP (including, for clarity, all Intellectual Property and Materials that would have been Licensed IP at any time during the Term but for the IP Sale (as defined below)) (collectively, the “Assigned IP”), to be effective no later than December 29, 2025 (such time, the “Closing” and such transaction, the “IP Sale”). In connection with the IP Sale, the Parties desire to agree to the covenants and other provisions set forth herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed by the Parties, the Parties hereby agree as set forth above and as follows:

1.	Termination of the Trademark License Agreement. As of the Closing, the Parties hereby agree that the Amended and Restated Trademark License Agreement, dated December 23, 2024, by and between Trina Solar (U.S.), Inc. and G1 is terminated with immediate effect, with no liability by any party, whether accrued, contingent or otherwise.

2.	Confirmation of Intent. It is acknowledged that from December 23, 2024 until assignment of the Existing IP License Agreements to Buyer and termination of the Trademark License Agreement, as contemplated by this Letter Agreement, it has been the intent of the parties thereto that each Existing IP License Agreement and the Trademark License Agreement, respectively, would be interpreted in a manner that does not create “effective control” as defined pursuant to Sections 7701(a)(51)(D)(i)(II) and 7701(a)(51)(D)(ii) of the Internal Revenue Code of 1986, as amended (the “Code”), and that each party thereto exercised its rights and performed its obligations pursuant to each Existing IP License Agreement and the Trademark License Agreement accordingly.

3.	No Effective Control and Bona Fide Sale. At the request of T1, and as of the Closing, Trina hereby represents and warrants, on behalf of itself and its Affiliates (each, a “Trina Party” and collectively, the “Trina Parties”): (i) there are no contracts, agreements or other arrangements between Trina or its Affiliates, on one hand, and Buyer, on the other hand, which provide the Trina Parties effective control rights within the meaning of the text of Section 7701(a)(51)(D)(i)(II) and 7701(a)(51)(D)(ii) of the Code (without taking into account any guidance, interpretations, amendments or revisions thereof occurring after the date hereof) or that otherwise enable any Trina Party to exercise effective control over Buyer or its Affiliates; (ii) the IP Sale between Trina as seller and Buyer as purchaser is a “bona fide purchase or sale of intellectual property” within the meaning of the text of Section 7701(a)(51)(D)(ii)(III) of the Code (without taking into account any guidance, interpretations, amendments or revisions thereof occurring after the date hereof); (iii) the Trina Parties do not have any direct or indirect equity ownership in Buyer or any of its Affiliates; and (iv) the Trina Parties have not provided or otherwise made available, directly or indirectly, any loan, credit, or other form of debt to Buyer or any if its Affiliates.

4.	Assignment of Existing IP License Agreements. Effective as of the Closing, the Existing IP License Agreements will be assigned by Trina to Buyer in connection with the IP Sale. For clarity, upon such assignment, Buyer shall replace Trina as a party to such agreements (and Trina shall no longer be a party thereto). T1 hereby consents to such assignment; provided that, in accordance with Section 5.5(b) of the IP License Agreement, in no event shall any such assignment limit the rights of T1, its Affiliates or any Sublicensees thereunder or otherwise be inconsistent with the terms of the IP License Agreement.

5.	Existing IP License Agreements Amendments. At the request of T1, and pursuant to the IP Sale agreement between Trina and Buyer, Buyer has agreed to enter into agreements substantially similar to (i) that certain First Amendment to IP License Agreement, a form of which is attached hereto as Annex A (the IP License Agreement so amended, the “Amended IP License Agreement”), and (ii) that certain Amendment No. 2 to Intellectual Property License Agreement, a form of which is attached hereto as Annex B (the G1 IP License Agreement so amended, the “Amended G1 IP License Agreement”, and together with the Amended IP License Agreement, the “Amended IP License Agreements”), each of which Amended IP License Agreements shall be effective as of the Closing. T1 shall countersign and enter into the Amended IP License Agreements.

6.	Sufficiency. As of the Closing and due to the effect of the assignment, T1 and its Affiliates shall continue to have the same rights with respect to the Assigned IP currently granted under the Existing IP License Agreements.

7.	Payments. The Parties acknowledge and agree that on December [29], 2025, G1 made a cash payment to Trina of (i) $8,983,501.48 with respect to Trademark Royalties (as defined in the Trademark License Agreement) under the Trademark License Agreement with respect to fiscal year 2025 and (ii) $17,098,307.03 with respect to IP Royalties (as defined in the G1 IP License Agreement) under the G1 IP License Agreement with respect to fiscal year 2025 (such payments in the forgoing (i) and (ii), the “2025 Royalty Payment”). Notwithstanding anything in the Trademark License Agreement or Existing IP License Agreements to the contrary, Trina acknowledges and agrees that the 2025 Royalty Payment is a full, complete and final settlement of all amounts due or otherwise payable under the Trademark License Agreement and Existing IP License Agreements for fiscal year 2025, and none of T1, G1 or their respective Affiliates will have any liability or other obligation to Trina or its Affiliates in connection with any fees, royalties or other amounts under the Trademark License Agreement or Existing IP License Agreements for fiscal year 2025.

8.	Limitation on Liability Regarding Tax Credit Eligibility. The Parties acknowledge that the IP Sale is undertaken in compliance with Section 7701(a)(51) of the Code. As a result, Trina and its Affiliates shall not be held liable to T1 and its Affiliates for any actions taken in compliance with the provisions of this Agreement under contract, in tort, or otherwise, or, with respect to such actions, for any damages of any kind for any loss of any past, present, or future tax credits or benefits or potential tax credits or benefits, including without limitation those credits or benefits provided under Sections 45 and 48 of the Code. T1, as the taxpayer, retains all such risk in qualifying for any such credits or benefits.

9.	Reservation of Rights. Nothing in this Letter Agreement shall limit or prejudice T1’s right to bring a claim for breach of this Letter Agreement, provided that, except in the case of Trina’s fraud or gross negligence, no such claim shall include damages of any kind for any loss of any past, present, or future energy tax credits imposed under Sections 7701(a)(51), 7701(a)(52), and 45X(d)(4) of the Code.

10.	Governing Law and Jurisdiction. This Letter Agreement (including all matters arising from, related to or in connection with this Letter Agreement) shall be governed by the laws of the State of Delaware, and the Parties agree to submit to the Court of Chancery of the State of Delaware (or, if such Court of Chancery declines to accept jurisdiction, any other state or federal court within the State of Delaware) with respect to any claim, dispute or controversy in respect of this Letter Agreement (including all matters arising from, related to or in connection with this Letter Agreement).

[Signature Page Follows]

Sincerely,

T1 Energy Inc.

/s/ Daniel Barcelo
Name:	Daniel Barcelo
Title:	Chief Executive Officer and Chairman of the Board of Directors

T1 G1 Dallas Solar Module (Trina) LLC

/s/ Joseph Evan Calio
Name:	Joseph Evan Calio
Title:	President, Secretary and Treasurer

Acknowledged, Accepted and Agreed:

Trina Solar Co. Ltd.

/s/ Jifan Gao
Name:	Jifan Gao
Title:	Chairman

Trina Solar (U.S.), Inc.

/s/ Michael Nelson
Name:	Michael Nelson
Title:	Authorized Signatory

[Signature Page to Letter Agreement re: Notice of Intended IP Assignment]

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